Exhibit 99.1

FOR IMMEDIATE RELEASE:	Nov. 7, 2013
NW Natural Reports Results for the
Three & Nine Months Ended September 30, 2013
___________________________________________________

•	Consolidated net loss for the third quarter of 2013 was 31 cents per share on $8.2 million, compared to 41 cents per share on $10.9 million for the third quarter of 2012.

•	Earnings for the first nine months of 2013 were $1.17 per share on net income of $31.5 million, up from $1.14 per share on net income of $30.6 million for the first nine months of 2012.

•	Utility customer growth rate was 1.1% for the 12-month period ended Sept. 30, 2013, compared to 1.0% for the 12-month period ended Sept. 30, 2012.

•	Company was ranked first in customer satisfaction by J.D. Power and Associates' Study of gas utilities for the West and received the highest score in the nation.

•	Public Utility Commission of Oregon (OPUC) approved recovery for investment in working gas inventory and water treatment station.

•
Dividend was increased to 46.0 cents per share marking the 58th consecutive year in which the Company's dividend payments have increased. The indicated annual dividend rate is currently $1.84 per share.

___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported a net loss of 31 cents per share on $8.2 million for the third quarter of 2013, compared to a net loss of 41 cents per share on $10.9 million for the same period in 2012. Lower seasonal utility earnings are generally reported in the third quarter due to lower customer usage in the summer months. Earnings per share for the first nine months of 2013 were $1.17 on net income of $31.5 million, compared to $1.14 per share on net income of $30.6 million for the first nine months of 2012.

“This was a solid quarter, with operating results coming in as expected, and our customer growth rate increasing," said Gregg Kantor, President and Chief Executive Officer. "We also learned that we ranked first in customer satisfaction in the J.D. Power and Associates' Study for the West and received the highest score in the nation, a testament to the hard work and exceptional quality of our employees.”

Financial and operating results
Consolidated results
For the third quarter of 2013, the Company's consolidated net loss was 31 cents per share on $8.2 million, compared to a net loss of 41 cents per share on $10.9 million for 2012. For the nine months ended Sept. 30, 2013, NW Natural's consolidated earnings were $1.17 on net income of $31.5 million, compared to $1.14 per share on net income of $30.6 million for the first nine months of 2012. The improvement in earnings for both periods was primarily due to increases in utility margin and a one-time charge taken in 2012 related to a Oregon general rate case disallowance. Partially offsetting these factors were higher operations and maintenance expenses.

Results of utility operations
Utility net income
For the third quarter of 2013, utility operations produced a net loss of $9.6 million, compared to $12.2 million for the same quarter last year. Utility operations were positively impacted by a $4.7 million increase in utility margin, which was attributable to customer growth, rate-base return from our gas reserve investment, and revenue timing differences from changes in fixed monthly charges and the new decoupling baseline. Additionally, a charge of $2.7 million was taken in 2012 related to the Oregon general rate case disallowance that contributed to the comparative increase. Partly offsetting these increases was a $3.5 million increase in operations and maintenance expense due to higher payroll and system maintenance costs.

For the nine months ended Sept. 30, 2013, utility earnings provided net income of $1.00 per share on net income of $27.1 million for 2013, compared to $1.02 per share on net income of $27.4 million for 2012. Utility operations were negatively affected by a $4.2 million increase in operations and maintenance expense due to higher payroll and system maintenance costs, and a $2.1 million increase in depreciation expense. These factors were partly offset by a $2.2 million increase in margin due to customer growth, increased rate-base return from the Company's gas reserve investment, and revenue timing differences from changes in fixed monthly charges and the new decoupling baseline. Partly offsetting these margin increases were lower gains from gas cost incentive sharing and a decrease related to a lower overall revenue requirement from the Oregon general rate case. In addition, the $2.7 million charge described above also offset the decrease in utility net income.

Utility volume and margin results
For the third quarter of 2013, total utility gas sales and transportation deliveries remained relatively flat at 159 million therms, while utility margin increased $4.7 million or 11% compared to last year. Utility margin was positively affected by timing differences resulting in a gain of $3.0 million from the higher fixed monthly charges and $2.3 million from the new decoupling baseline. In addition, margin increased approximately $1.2 million from revenues related to the utility's customer growth and rate-base return on our gas reserve investment. Partly offsetting these increases was a $0.4 million decrease in gains from gas cost incentive sharing.

For the nine months ended Sept. 30, 2013, total utility gas sales and transportation deliveries were 771 million therms, down from 786 million therms in 2012, mainly due to weather that was 5% warmer than a year ago and 2% warmer than average. Utility margin for the first nine months of 2013 increased $2.2 million compared to last year, primarily due to a $5.1 million increase related to customer growth and increased rate-base return from the Company's gas reserve investment, as well as gains of $1.9 million from higher fixed monthly charges and $1.2 million from the new decoupling baseline. These increases were offset in part by $3.3 million of lower gains from gas cost incentive sharing and a decrease of $0.9 million related to a lower overall revenue requirement from the Oregon general rate case.

The revenue timing differences this year are a result of changes in the weather normalization and decoupling mechanisms from the 2012 Oregon general rate case. The mechanisms' results for 2013 will not be comparable to prior periods, although the overall impact on revenues will generally be the same on an annualized basis.

Residential and Commercial Sales. Volumes sold to residential and commercial customers remained relatively flat at 54 million therms for the third quarter of 2013. Utility margin from residential and commercial customers for the current quarter totaled $40.0 million, compared to $33.2 million for the third quarter of 2012, with the increase due in part to the timing differences mentioned above and revenues from customer growth and rate-base return on our gas reserve investment.

Volumes sold to residential and commercial customers for the first nine months of 2013 were 426 million therms, down 3% from 437 million therms for the first nine months of 2012. The decreased usage was primarily due to 5% warmer weather compared to last year and 2% warmer weather than average. Utility margin from residential and commercial customers for the first nine months of 2013 totaled $214.7 million, including weather normalization and decoupling adjustments, compared to $207.3 million for the same period last year. This increase was due to revenues from customer growth and rate-base return on our gas reserve investment as well as the impact of timing differences mentioned above.

Industrial Sales. Gas deliveries to industrial customers for the third quarter of 2013 were flat compared to 2012 with 105 million therms for both periods. Margin for the third quarter of 2013 was also relatively flat at $6.5 million, or a $0.2 million decrease from the same period in 2012.

Gas deliveries to industrial customers for the first nine months of 2013 were 345 million therms with margin of $20.7 million, compared to 348 million therms and $21.1 million of margin for 2012. These slight decreases were primarily due to lower usage by certain customers in the pulp and paper segment, partially offset by contributions from new customers.

Utility customer growth
NW Natural's customer growth rate for the trailing 12-month period ended Sept. 30, 2013 was 1.1%, with NW Natural serving approximately 687,000 customers, compared to a growth rate of 1.0% for the 12-month period ended Sept. 30, 2012. The Company added about 7,800 new customers during the last 12 months, compared to 6,900 customers added a year ago.

Gas reserve investment
The Company's gas reserve investment is intended to provide long-term gas price stability for utility customers and a rate-base return on investment for the Company. NW Natural has continued to invest in gas reserves, with $41.8 million invested for the first nine months of 2013. As of Sept. 30, 2013, the cumulative net investment balance in gas reserves was $92.7 million on a gross investment of $148.9 million. The investment acted to hedge approximately 6% of the Company's utility gas supply requirements for the first nine months of 2013 compared to 4% a year ago.

Regulatory update
As a result of the 2012 Oregon general rate case, four items were deferred for decision by the Commission to separate dockets: recovery of working gas inventory carrying costs, environmental cost recovery, rate treatment for the Company's prepaid pension asset balance, and regulatory incentive sharing percentages for interstate storage activities.

The working gas inventory carrying costs settlement was approved by the OPUC on Sept. 30, 2013, which allowed the Company to include approximately $39.5 million of working gas inventory in rate base and earn approximately $4.5 million in carrying costs. The Company was accruing earnings of $4.0 million for 2013 based on the amount of working gas inventory proposed in the 2012 general rate case. The $4.5 million of carrying costs was included in the PGA rates that became effective Nov. 1, 2013.

As reported last quarter, NW Natural filed with the OPUC a stipulated settlement agreement with all parties to resolve the open environmental docket. This settlement remains subject to OPUC review and approval. If approved as filed, the SRRM settlement agreement would resolve all remaining implementation issues, including a review of the prudence of past deferred expenses, as well as the creation and application of an earnings test to determine the amount of costs that would be collected from customers based on the Company's past and future earnings. The Company expects a decision on the proposed settlement in the first half of 2014.

In October 2013, all parties supported moving the Gasco water treatment station to a separate docket out of the overall environmental settlement discussed above. The new docket was created to review the prudence of these project costs. The OPUC agreed that capital costs of $19.0 million would be included in Oregon rates effective Nov. 1, 2013, subject to refund with interest, in the event the OPUC determines that any of these costs were incurred imprudently. The prudency review for this project is expected to be completed early in 2014.

We continue to work on the dockets concerning the Company's prepaid pension asset balance and the regulatory incentive sharing percentages for interstate storage activities. We expect decisions during the first half of 2014 on these items.

Results of gas storage operations
For the third quarter of 2013, the gas storage segment remained relatively flat compared to 2012 with a contribution of 5 cents per share for both periods on net income of $1.4 million in 2013, compared to net income of $1.3 million for 2012.

For the first nine months of 2013, the gas storage segment contributed 17 cents per share on net income of $4.5 million, compared to 12 cents per share on net income of $3.2 million for the same period of 2012. The increase was due to higher revenues from third party asset management services, as well as lower operating costs.

Consolidated operations and maintenance expenses
For the third quarter of 2013, operations and maintenance expenses were $3.7 million higher compared to 2012. This increase was primarily due to higher utility payroll costs and system maintenance costs.

For the first nine months of 2013, operations and maintenance expenses were $4.1 million or 4% higher compared to the same period for 2012. The increase was also primarily due to higher utility payroll costs and system maintenance costs. Partially offsetting these increases was a decrease in utility bad debt expense and a reduction in gas storage operating expenses. Utility bad debt expense as a percent of revenues remained well below 0.5% for the trailing 12 months ended Sept. 30, 2013.

Cash flows
Cash provided by operations for the first nine months of 2013 was $157.4 million, compared to $178.1 million for the same period in 2012. The variance reflected net changes in working capital including accounts receivable, inventories, and deferred gas costs. In addition, there were lower contributions to qualified defined benefit pension plans.

Capital structure
NW Natural’s capitalization at Sept. 30, 2013 reflected 45.3% common equity, 42.2% long-term debt, and 12.5% short-term debt and current maturities of long-term debt. This compared to 46.6% common equity, 41.9% long-term debt, and 11.5% short-term debt at Sept. 30, 2012.

Earnings guidance for 2013
As previously indicated, assuming a one-time, net after-tax charge of $3.4 million (13 cents per share) if the 2013 regulatory settlement on environmental costs is approved by the OPUC as filed, the Company's earnings per share is anticipated to be in the range of $2.02 to $2.22 for 2013. The Company’s earnings guidance assumes a continued slow economic recovery and customer growth, normal weather conditions, and no significant changes in prevailing legislative and regulatory policies or outcomes.

Dividend declaration
The board of directors of NW Natural declared a quarterly dividend of 46.0 cents a share on the Company’s common stock. The dividends will be payable on Nov. 15, 2013 to shareholders of record on Oct. 31, 2013. Currently, the Company’s indicated annual dividend rate is $1.84 per share.

Presentation of results
In addition to presenting results of operations and earnings amounts in accordance with generally accepted accounting principles (GAAP), NW Natural has expressed certain measures in this press release on an equivalent cents-per-share basis, which are non-GAAP financial measures. These amounts reflect factors that directly impact the Company's earnings. In calculating these financial disclosures, we allocate income tax expense based on the effective tax rate, where applicable. These non-GAAP financial measures should not be used to the exclusion of GAAP financial measures. NW Natural believes that these non-GAAP financial measures provide useful information to the reader by removing the effects of variances in GAAP reported results of operations that we believe are not indicative of fundamental changes in our financial condition or results of operations.

Conference call arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Nov. 7, 2013 to review the Company's financial and operating results for the three and nine months ended September 30, 2013.

To hear the conference call live, please dial 1-888-317-6016 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-317-6016. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10034907). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-looking statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, hedge efficacy, gas reserves and their financial value and benefit, customer growth, weather, commodity and other costs, customer rates or rate recovery, financial positions, revenues and earnings, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, effects of regulatory mechanisms, including, but not limited to, SRRM, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 687,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $2.8 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:
Bob Hess
Phone: 503-220-2388
Email: bob.hess@nwnatural.com

or

Media Contact:
Kim Heiting
Phone: 503-220-2366
Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statement
(Consolidated - Unaudited)

	Three Months Ended
In thousands, except per share amounts	09/30/13	09/30/12	Change	% Change
Loss from operations	$(3,787)	$(4,796)	$1,009	(21)%
Net loss	(8,233)	(10,879)	2,646	(24)

Diluted average shares of common stock outstanding	26,987	26,847	140	1
Basic loss per share of common stock	$(0.31)	$(0.41)	$0.10	(24)
Diluted loss per share of common stock	(0.31)	(0.41)	0.10	(24)

	Nine Months Ended
In thousands, except per share amounts	09/30/13	09/30/12	Change	% Change
Income from operations	$83,502	$85,709	$(2,207)	(3)%
Net income	31,532	30,632	900	3

Diluted average shares of common stock outstanding	27,013	26,902	111	—
Basic earnings per share of common stock	$1.17	$1.14	$0.03	3
Diluted earnings per share of common stock	1.17	1.14	0.03	3

	Twelve Months Ended
In thousands, except per share amounts	09/30/13	09/30/12	Change	% Change
Income from operations	$139,973	$145,591	$(5,618)	(4)%
Net income	59,679	59,398	281	—

Diluted average shares of common stock outstanding	26,992	26,871	121	—
Basic earnings per share of common stock	$2.21	$2.22	$(0.01)	—
Diluted earnings per share of common stock	2.21	2.21	—	—

As reported in the first quarter of 2013, prior period amounts have been revised in the financial statements presented here to correct the error related to the rate used to calculate interest on regulatory assets. This error was not material to any annual or interim period. See Note 14 in the Form 10-Q for the period ended September 30, 2013, which we expect to file on or about Nov. 7, 2013 for more information.

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (unaudited)	September 30,	September 30,
In thousands	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$16,105	$5,718
Accounts receivable	29,821	23,382
Allowance for uncollectible accounts	(802)	(1,985)
Accrued unbilled revenue	16,493	11,184
Regulatory assets	26,293	53,891
Derivative instruments	1,452	6,771
Inventories	75,419	73,188
Gas reserves	18,083	13,140
Income taxes receivable	909	1,787
Other current taxes	11,936	10,825
Total current assets	195,709	197,901
Non-current assets:
Property, plant and equipment	2,865,860	2,755,729
Less: Accumulated depreciation	846,346	798,510
Total property, plant and equipment, net	2,019,514	1,957,219
Gas reserves	115,218	75,925
Regulatory assets	387,676	362,472
Derivative instruments	1,682	5,608
Other investments	67,548	67,333
Restricted cash	4,000	4,000
Other non-current assets	14,566	14,690
Total non-current assets	2,610,204	2,487,247
Total assets	$2,805,913	$2,685,148
Liabilities and equity:
Current liabilities:
Short-term debt	$141,300	$175,800
Current maturities of long-term debt	60,000	—
Accounts payable	67,652	61,327
Taxes accrued	11,302	10,269
Interest accrued	11,143	10,593
Regulatory liabilities	16,506	24,810
Derivative instruments	8,275	17,156
Other current liabilities	26,289	45,425
Total current liabilities	342,467	345,380
Long-term debt	681,700	641,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	463,566	428,821
Regulatory liabilities	298,220	288,097
Pension and other postretirement benefit liabilities	210,943	182,069
Derivative instruments	1,404	615
Other non-current liabilities	77,322	84,063
Total deferred credits and other non-current liabilities	1,051,455	983,665
Equity:
Common stock	361,789	355,276
Retained earnings	377,096	366,428
Accumulated other comprehensive loss	(8,594)	(7,301)
Total equity	730,291	714,403
Total liabilities and equity	$2,805,913	$2,685,148

NORTHWEST NATURAL GAS COMPANY	Nine Months Ended
Consolidated Statements of Cash Flows (unaudited)	September 30,
In thousands	2013	2012
Operating activities:
Net income	$31,532	$30,632
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	56,474	54,330
Deferred tax liabilities	22,003	23,965
Non-cash expenses related to qualified defined benefit pension plans	4,256	4,334
Contributions to qualified defined benefit pension plans	(8,900)	(23,500)
Deferred environmental expenditures, net of recoveries	(10,805)	(6,500)
Other	6,016	2,612
Changes in assets and liabilities:
Receivables	70,154	106,620
Inventories	(7,817)	1,175
Taxes accrued	3,357	4,780
Accounts payable	(19,860)	(24,888)
Interest accrued	5,190	4,736
Deferred gas costs	(4,159)	(15,406)
Other, net	9,961	15,172
Cash provided by operating activities	157,402	178,062
Investing activities:
Capital expenditures	(86,287)	(100,880)
Utility gas reserves	(41,777)	(41,775)
Proceeds from sale of assets	6,580	—
Other	2,116	107
Cash used in investing activities	(119,368)	(142,548)
Financing activities:
Common stock issued, net	3,754	4,858
Long-term debt issued	50,000	—
Long-term debt retired	—	(40,000)
Change in short-term debt	(48,950)	34,200
Cash dividend payments on common stock	(36,783)	(35,779)
Other	1,127	1,092
Cash used in financing activities	(30,852)	(35,629)
Increase (decrease) in cash and cash equivalents	7,182	(115)
Cash and cash equivalents, beginning of period	8,923	5,833
Cash and cash equivalents, end of period	$16,105	$5,718

Supplemental disclosure of cash flow information:
Interest paid	$28,353	$27,427
Income taxes paid	570	2,333

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (unaudited)
Third Quarter - 2013

	Three Months Ended			Nine Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	September 30,			September 30,			September 30,
	2013	2012	Change	2013	2012	Change	2013	2012	Change
Operating revenues	$88,195	$87,501	1%	$497,770	$501,131	(1)%	$727,246	$765,783	(5)%

Operating expenses:
Cost of gas	33,655	37,570	(10)	235,156	241,823	(3)	348,668	386,565	(10)
Operations and maintenance	32,636	28,973	13	99,610	95,543	4	133,544	130,928	2
General taxes	6,954	7,473	(7)	23,028	23,726	(3)	29,900	30,669	(3)
Depreciation and amortization	18,737	18,281	2	56,474	54,330	4	75,161	72,030	4
Total operating expenses	91,982	92,297	—	414,268	415,422	—	587,273	620,192	(5)
Income (loss) from operations	(3,787)	(4,796)	(21)	83,502	85,709	(3)	139,973	145,591	(4)
Other income and expense, net	1,300	1,180	10	3,270	2,272	44	4,157	1,888	120
Interest expense, net	11,347	10,508	8	33,543	32,163	4	44,537	43,295	3
Income (loss) before income taxes	(13,834)	(14,124)	(2)	53,229	55,818	(5)	99,593	104,184	(4)
Income tax expense (benefit)	(5,601)	(3,245)	73	21,697	25,186	(14)	39,914	44,786	(11)
Net income (loss)	$(8,233)	$(10,879)	(24)	$31,532	$30,632	3	$59,679	$59,398	—
Common shares outstanding:
Average for period, basic	26,987	26,847		26,962	26,813		26,946	26,790
Average for period, diluted	26,987	26,847		27,013	26,902		26,992	26,871
End of period	27,001	26,866		27,001	26,866		27,001	26,866
Earnings (loss) per share:
Basic	$(0.31)	$(0.41)	(24)%	$1.17	$1.14	3%	$2.21	$2.22	—%
Diluted	(0.31)	(0.41)		1.17	1.14		2.21	2.21
Dividends declared per share of common stock	0.455	0.445		1.365	1.335		1.82	1.78
Book value per share, end of period	27.05	26.59		27.05	26.59		27.05	26.59
Market closing price, end of period	41.98	49.24		41.98	49.24		41.98	49.24
Balance sheet data, end of period:
Total assets	$2,805,913	$2,685,148		$2,805,913	$2,685,148		$2,805,913	$2,685,148
Total equity	730,291	714,403		730,291	714,403		730,291	714,403
Long-term debt	741,700	641,700		741,700	641,700		741,700	641,700
(including amounts due in one year)
Utility operating statistics:
Customers, end of period	687,018	679,209	1.1%	687,018	679,209	1.1%	687,018	679,209	1.1%
Utility volumes (therms):
Residential and commercial sales	54,052	53,486		426,029	437,416		626,498	661,765
Industrial firm	7,627	7,506		24,693	25,718		33,907	36,107
Industrial interruptible	11,618	12,081		42,130	44,001		57,689	59,762
Transportation	85,836	85,291		278,568	278,405		379,555	378,228
Total utility volumes sold and delivered	159,133	158,364		771,420	785,540		1,097,649	1,135,862
Utility operating revenues:
Residential and commercial sales	$67,584	$64,120		$434,105	$434,840		$641,602	$677,794
Industrial firm	5,302	5,930		17,616	18,716		24,404	27,039
Industrial interruptible	5,520	6,258		20,042	21,261		27,719	30,326
Transportation	3,803	3,800		11,715	11,554		15,739	15,593
Other revenues	600	2,048		3,371	5,061		4,245	4,679
Less: Revenue taxes	2,104	2,255		12,542	12,688		18,284	19,234
Total utility operating revenues	80,705	79,901		474,307	478,744		695,425	736,197
Less: Cost of gas	33,655	37,570		235,156	241,823		348,668	386,550
Utility margin	$47,050	$42,331		$239,151	$236,921		$346,757	$349,647
Degree days:
Average (25-year average)	95	102		2,641	2,671		4,249	4,285
Actual	86	58		2,581	2,717		4,016	4,401
Percent colder (warmer) than average weather	(9)%	(43)%		(2)%	2%		(5)%	3%